                                                                       Exhibit 4

                       Service Systems International, Ltd.
                         Computation of Per-Share Income
                              Treasury Stock Method
                            As Modified for 20% Test



                                                               PERIOD ENDED FEB. 29, 2000
                                                                       SIX MONTHS




Weighted average number of shares outstanding                                 14,900,183
                                                                              ----------


Total common and common equivalent shares                                     14,981,183
                                                                              ==========


Net income (loss) for the period                                           $   (660,140)
                                                                           =============





Total common and common equivalent shares                                     14,981,090
                                                                              ==========


Loss per common and common equivalent shares                               $      (0.04)
                                                                           =============





Earnings per share:

The earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation if their effect would be anti-dilutive.